Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cerecor Inc. 2016 Employee Stock Purchase Plan of our report dated March 23, 2016, with respect to the financial statements of Cerecor Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

May 20, 2016